Exhibit 99.1

          United Heritage Corporation to Present at Friedland Capital's
              Undervalued Equities Conference featuring Companies
                            Covered by Research Works

CLEBURNE, Texas, February 25, 2004-- United Heritage Corporation (Nasdaq: UHCP) announced today that its Chairman of the Board, President and Chief Executive Officer, Walter G. Mize, will present at Friedland Capital's Undervalued Equities Conference featuring companies covered by the research firm, Research Works on February 26th in New York City.

Friedland Capital brings together publicly-traded global companies at events with the financial community in a variety of industry sectors across the United States and Europe. Friedland Capital events provide companies a platform to showcase their management teams, company strategy and business plans. During this presentation Mr. Mize will present United Heritage's corporate message to key members of the investment community including portfolio managers, analysts, brokers and investment bankers. For more information regarding Friedland Capital please visit www.friedlandcapitalevents.com.

Investors interested in attending the conference should contact Friedland Capital at 303-355-6566 or RSVP online to attend (www.friedlandcapitalevents.com). Investors interested in meeting with United Heritage's management privately should contact Walter G. Mize at (817) 641-3681. The presentation will be webcast live at www.friedlandevents.com/webcasts.htm and will be available for replay in an archived version at the same location for 60 days. Information regarding this announcement can also be found in the Company's 8K dated February 25, 2004.

About United Heritage Corporation:

United Heritage Corporation is an oil and gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves. United Heritage's National Heritage Sales Corporation subsidiary purveys a line of specialized premium meat products under the brand name Heritage Lifestyle Products(TM).

About Friedland Capital

Friedland Capital has been in business since 1979. The US based corporate finance advisory firm, Friedland Capital Inc. and its principals have assisted emerging growth companies worldwide in enhancing shareholder value and achieving

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their US corporate finance objectives. Friedland Capital has offices in New
York, New Jersey, Chicago and Denver.

Friedland Capital is also the world's largest sponsor of financial community and investment events, sponsoring over 150 conferences and luncheons annually in 18 US cities and three European cities.

About Research Works

The Research Works, Inc. is an equity research firm founded in 1992 that focuses on small-cap, microcap and penny stocks. Its principal objective is to discover undervalued small companies and help them achieve fair value for their stocks by producing high-quality research reports that are grounded in fundamental analysis and employ state-of-the-art equity valuation models.

For Additional Information Please Contact:

United Heritage
Walter G. Mize
Tel.: (817) 641-3681
Email: uhcp@aol.com

Friedland Capital Inc.
Dara Podber
Tel: 201 420-7437
Email: dara@friedlandcapital.com

This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K and on its Quarterly Reports on Form 10-Q.